NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2007 RESULTS
Expense Growth Tempers Revenue Improvements, Net Income up 2.1%

EUGENE, OR, April 17, 2007 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter ended March 31, 2007.

Net income for the first quarter 2007 was $3.0 million, a 2.1% increase from 2006 first quarter net income of $2.9 million. Earnings per diluted share were $0.28 for the first quarter 2007, the same as reported for the prior year first quarter. Return on assets, return on equity, and return on tangible equity for the first quarter 2007 were 1.39%, 12.27% and 16.11%, respectively, compared to 1.50%, 13.99% and 19.55%, respectively, for the comparable period of 2006.

Operating revenue, which consists of net interest income plus noninterest income, was $11.3 million in the first quarter 2007, up 9.2% from the $10.3 million reported for the first quarter 2006. Improvement in operating revenue was primarily the result of a $77.5 million, or 11.3%, increase in year-over-year average outstanding loans. Operating expenses for the first quarter 2007 were $6.4 million, up 18.0% from the $5.4 million reported for the first quarter 2006, reflecting investments made throughout 2006 in additional personnel in the bank’s Seattle and Portland operations. A linked-quarter comparison to the fourth quarter 2006 showed a decline in operating expenses of $200 thousand.

At March 31, 2007, outstanding loans were $787.9 million, an increase of $18.7 million over outstanding loans of $769.2 million at December 31, 2006. Core deposits at the end of the first quarter 2007 were $571.3 million, a decline of $8.9 million from December 31, 2006. The decline in core deposits is a historical seasonal trend and not unusual for the first quarter. Pacific Continental’s management believes prospects for increased loan and deposit activity are good as new business opportunity pipelines are very strong in all three of the bank’s principal markets: Seattle, Portland and Lane County.

“The investment in personnel made during 2006 showed success as we generated record new loan production of more than $100 million during the first quarter. We are especially pleased with the 11% linked-quarter net loan growth in our Seattle market, and we remain very optimistic about our growth prospects for the remainder of the year,” said Hal Brown, President and CEO of Pacific Continental Corporation. “We are also pleased with our cost control and efficiency initiatives that resulted in a decline in linked quarter operating expenses. We believe these efficiency initiatives combined with the excellent growth prospects will translate into improved earnings during the latter half of the year,” added Brown.

The bank’s net interest margin for the first quarter 2007 was 5.23%, a 2 basis point decline from the 5.25% net interest margin for first quarter 2006, and a 12 basis point decline from the fourth quarter 2006 net interest margin of 5.35%. The decline in net interest margin in the first quarter 2007 from the fourth quarter 2006 is primarily due to an increase in the bank’s cost of funds while yields on earning assets remained unchanged. The increase in the cost of funds reflected a change in the mix of liabilities as the seasonal decline in lower cost core deposits was replaced with generally higher cost wholesale funding. Nevertheless, the bank continues to benefit from a high level of non-interest bearing checking account balances, which at March 31, 2007 represented 29.7% of total core deposits and funded 19.1% of total assets. Management currently expects the net interest margin to be unchanged or to improve slightly during the second quarter. Historically, core deposit growth accelerates during the second and subsequent quarters, which reduces the use of higher rate wholesale funding and lowers the bank’s overall cost of funds. However, the current competitive environment for core deposits combined with the persistent inverted yield curve will present a challenging environment for interest rate spreads and margins.

Credit quality of the bank’s loan portfolio continues to be excellent. Nonperforming assets were $464 thousand just 0.05% of total assets. For the first quarter 2007, the bank provided $200 thousand to the allowance for loan losses compared to $250 thousand and none for the first and fourth quarters of 2006, respectively. At March 31, 2007 the ratio of the allowance for loan losses to total loans was 1.08%, the same ratio as December 31, 2006. In addition, at March 31, 2007, $151 thousand is reserved for unfunded loan commitments and is classified in other liabilities on the balance sheet. Considering the high quality of the loan portfolio, management believes that the bank’s reserves are currently sufficient. For the second quarter 2007, the provision for loan losses will be dependent upon loan growth. Management currently expects to provision between $250 and $350 thousand in the second quarter 2007.

First Quarter 2007 Highlights:
•	Reported record level of new loan production of $103.7 million.
•	Achieved a number of cost control and efficiency measures that reduced linked quarter noninterest expense.
•	Through disciplined credit practices continued to report superior loan portfolio credit quality statistics.
•	Selected for the 6th consecutive year to the Oregon Business magazine’s “Top 100 Best Companies” annual survey and named the number one rated financial institution to work for in Oregon.
•	Paid a $0.09 per share quarterly dividend, a 12.5% annualized increase and the seventh consecutive year the cash dividend has increased.

Conference Call and Audio Webcast:
Pacific Continental Corporation is offering a live conference call and audio Webcast for interested parties relating to its first quarter 2007 results on Tuesday, April 17th at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the Company’s home page. Alternatively, interested listeners can listen to the conference call by calling (877) 244-9115, referencing “Pacific Continental first quarter earnings.”

The audio Webcast replay will be available within two hours following the live Webcast and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-three years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2007, Oregon Business magazine recognized Pacific Continental as the highest ranking financial institution to work for in the state; this follows the magazine’s 2004 ranking that listed Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year." Pacific Continental Corporation's shares are listed on the NASDAQ Global Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review any risk factors described in Pacific Continental’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time to time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

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Consolidated Statements of Income
For the Period Ended
(Amounts in $ Thousands, except per share and book value data)

	31-Mar-07	31-Mar-06
Interest income	$16,647	$14,002
Interest expense	$6,329	$4,642
Net interest income	$10,318	$9,360
Provision for loan losses	$200	$250
Noninterest income	$948	$957
Noninterest expense	$6,358	$5,389
Income before taxes	$4,708	$4,678
Taxes	$1,713	$1,746
Net income	$2,995	$2,932

Net income per share
Basic	$0.28	$0.28
Fully diluted	$0.28	$0.28

Outstanding shares, end of period	10,723,950	10,502,922
Outstanding shares, quarter average (basic)	10,691,854	10,379,908
Outstanding shares, quarter average (diluted)	10,879,214	10,566,140

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Period Ended
Balance Sheet	31-Mar-07	31-Mar-06
Loans at period end	$787,901	$703,835
Real estate secured loans at period end	$596,082	$540,241
Commercial loans at period end	$179,855	$150,714
Other loans at period end	$11,964	$12,880
Allowance for loan losses at period end	$8,476	$8,088
Allowance for outstanding commitments incl. in liabilities	$151	$251
Goodwill and core deposit intangible	$23,570	$24,146
Assets at period end	$889,322	$807,633
Deposits at period end	$637,655	$615,228
Noninterest-bearing deposits at period end	$169,604	$162,991
Core deposits at period end (1)	$571,275	$529,733
Stockholders' equity at period end (book)	$98,897	$86,284
Stockholders' equity at period end (tangible) (2)	$75,327	$62,138
Book value per share at period end	$9.22	$8.22
Tangible book value per share at period end (2)	$7.02	$5.92
Loan, average	$765,205	$687,751
Earning assets, average	$799,832	$723,208
Assets, average	$871,647	$792,914
Deposits , average	$634,233	$588,983
Noninterest-bearing deposits, average	$164,080	$154,428
Core deposits, average (1)	$568,831	$512,399
Stockholders' equity, average (book)	$99,009	$84,996
Stockholders' equity average (tangible) (2)	$75,408	$60,830

Financial Performance
Return on average assets	1.39%	1.50%
Return on average equity (book)	12.27%	13.99%
Return on average equity (tangible) (2)	16.11%	19.55%
Net interest margin	5.23%	5.25%
Efficiency ratio (3)	56.44%	52.23%
Net income per share
Basic	$0.28	$0.28
Fully diluted	$0.28	$0.28

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

Loan Quality
Loan charge offs	$24	$11
Loan recoveries	($17)	($57)
Net loan charge offs (recoveries)	$7	($46)

Non-accrual loans	$464	$287
90-day past due	$0	$34
Gross nonperforming loans	$464	$321
Government guarantees on
non-accrual and 90-day past due	$0	($27)
Net nonperforming loans	$464	$294
Foreclosed property	$0	$22

Nonperforming assets, net of government guarantees	$464	$316

Loan Quality Ratios
Non-accrual loans to total loans	0.06%	0.04%
Nonperforming assets to total assets	0.05%	0.04%
Allowance for loan losses to net nonperforming loans	1826.72%	2751.02%
Net loan charge offs (recoveries) to average loans, annualized	0.00%	-0.03%
Allowance for loan losses to total loans	1.08%	1.15%

(1) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.
(2) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(3) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.